EXHIBIT 99.15

Filed via EDGAR

May 21, 2010

William J. Kotapish, Esq.

Chief, Office of Insurance Products

Division of Investment Management

Securities and Exchange Commission

RE:          Separate Account I of Integrity Life Insurance Company (811-04844)

New registration statement on Form N-4

Dear Mr. Kotapish:

Separate Account I of Integrity Life Insurance Company and Integrity Life Insurance Company (collectively “Integrity”) are seeking to register a new variable product that they believe is innovative and simple.  The product is a variable annuity offering subaccounts invested in exchange-traded funds.  The product will not offer tax deferral as a result of its qualification as an annuity under the Internal Revenue Code, but rather due to it being offered only as an IRA.

Integrity is submitting herewith on Form N-4, a new registration statement under the Securities Act of 1933, which is amendment number 69 to Integrity’s registration number 811-04844.  Integrity’s New York-domiciled subsidiary, National Integrity Life Insurance Company (collectively with Integrity, the “Companies”) will file a registration statement on behalf of Separate Account I of National Integrity Life Insurance Company on Form N-4 shortly (amendment number 70 to National Integrity’s registration number 811-04846), which will be substantially identical in all material respects to this filing.

Upon the resolution of the comments of the staff of the Securities and Exchanges Commission (“SEC”) on Integrity’s filing, the Companies will make the same changes to the National Integrity filing.  The Companies believe this approach will result in the most efficient use of SEC and registrant resources.

In connection with the forgoing we acknowledge that: (i) the Companies are responsible for the adequacy and accuracy of the disclosure in their registration statements; (ii) the comments of the SEC staff, or changes to disclosures in the registration statements in response to the comments of the SEC staff does not foreclose the SEC from taking any action with respect to the registration statements; and (iii) the Companies may not assert the comments of the SEC staff as a defense in any proceeding initiated by the SEC or any person under the federal securities laws of the United States.

If you have any questions or comments, please call me at (513) 629-1854 or e-mail me at rhonda.malone@wslife.com.

Sincerely,

Rhonda S. Malone

Counsel — Securities

Enclosures

Copy:	Michelle Roberts, Esq. w/enclosures via overnight mail (202-551-6758)
Michael Berenson, Esq. w/enclosures via electronic mail